Exhibit 99.1
Analysts Contact:
Tween Brands
Julie A. Sloat
Vice President-Corporate Finance & Investor Relations
614-775-3739
or
Suzie Stoddard
Director-Investor Relations & Finance
614-775-3488
TWEEN BRANDS REPORTS FIRST QUARTER 2009 RESULTS
•	Company reports first quarter loss of $0.06 per share
•	Tight inventory and expense control demonstrates ability to navigate turbulent economy
•	Significant progress made on transition to Justice store brand
•	Company ends first quarter 2009 with cash and equivalents totaling $84 million and total inventory down 22.5% per square foot at cost
NEW ALBANY, Ohio — May 20, 2009 — Tween Brands, Inc. (NYSE: TWB) today reported a first quarter loss of $1.4 million, or $0.06 per diluted share, compared to earnings of $4.3 million, or $0.17 per diluted share for the same period last year.
“As we had anticipated, the economy continued to negatively impact our sales in the first quarter of 2009. Because we have taken significant costs out of our business and have tightly controlled our inventory levels, we were able to limit the erosion of the bottom line in a weak sales environment. While we reported a loss for the period, our sales performance was in line with our internal forecast and our expense management exceeded our internal forecast, placing us on track to comfortably satisfy our credit facility covenants”, said Michael Rayden, Tween Brands chairman and chief executive officer.
“We have made significant progress on the physical transition to the Justice store brand. The vast majority of our stores have completed the signage changes and the merchandise has been completely refreshed and converted. As our customers become accustomed to the change, we will be working to calibrate the price-value equation and our marketing efforts to drive sales activity”, said Rayden.

Quarter Performance Analysis
Net sales for the first quarter of fiscal 2009 declined 18% to $205.2 million compared to 2008 driven predominantly by a 23% decline in comparable store sales. The decline is attributable to the ongoing macroeconomic pressures and the strong performance associated with Webkinz in 2008.
Gross income for the first quarter of fiscal 2009 totaled $65.0 million, or 31.7% of net sales. This compares to first quarter 2008 gross income of $86.3 million, or 34.3% of net sales. The year-over-year decline as a percentage of net sales was primarily attributable to the inability to leverage the $4.1 million decline in buying and occupancy expense against the sharp decline in sales. As a result of tighter inventory management, mark downs were reduced over last year. This mitigated the anticipated pressure the expected initial mark-up (“IMU”) decline associated with the transition to the Justice brand would have otherwise had on merchandise margin.
Store operating, general and administrative expenses declined substantially to $62.9 million from $77.9 million in 2008. The majority of the decline was associated with reductions in store payroll, home office headcount, and marketing expense. Despite the 18% decline in net sales, SG&A improved by 20 basis points as a percentage of net sales.
Net interest expense was $3.9 million for the first quarter of fiscal 2009 compared to $1.8 million in 2008. The increase was primarily due to higher interest rates in 2009 related to the higher interest rate included in the Company’s February 23, 2009 amended credit facility.
An income tax benefit of $0.4 million was recognized in the first quarter of fiscal 2009 due to the pretax loss of $1.8 million as compared to the $2.4 million tax provision recognized in conjunction with the pretax income of $6.7 million in 2008.
Capital Investment Guidance
Capital expenditures for the first quarter of 2009 were $4.3 million as compared to $21.5 million for the same period 2008. Capital expenditures for 2009 net of cash tenant allowances received are expected to be approximately $10 million. This is primarily composed of store signage changes of $4.4 million, and new store openings as well as remodels.
Balance Sheet
At May 2, 2009 the Company had total current assets of $225.4 million, including $84.3 million in cash and equivalents, and total current liabilities of $90.9 million. Long term debt was $164.8 million inclusive of $14.3 million in current maturities of long term debt. The Company’s current ratio was 2.48 and the debt-to-equity ratio was 0.94.

Controlled Inventories
Total inventories at the end of the first quarter were down 22.5% per square foot at cost, compared to total inventories at the end of the first quarter 2008. In-store inventories for the first quarter were down 23.4% per square foot at cost as compared to first quarter 2008.
Store Growth and Conversions
Tween Brands ended the quarter with 910 stores. During the first quarter 2009, the company closed 4 stores and 3 stores were remodeled. Of the 910 stores, 867 currently display the Justice signage.
Conference Call Information
The Company will host a conference call beginning at 9:00 a.m. EDT today to discuss this announcement and operating results for the first quarter ended May 2, 2009. The phone number for the live call is 877-407-8033 (international callers should use 201-689-8033). Reference the Tween Brands first quarter 2009 earnings conference call when dialing in to access the call. Interested participants should call a few minutes before the 9:00 a.m. start in order to be placed in the queue.
A telephonic replay of the call will also be available through midnight, June 3, 2009 at 877-660-6853. The account #286 and ID #322170 are required for access to the replay.
Webcast
This call is also being webcast over the Internet by Thomson and is being distributed over their investor distribution network. Individual investors can listen to the webcast at http://www.earnings.com. Institutional investors can access the webcast at http://www.streetevents.com. The webcast will also be available at the Events Calendar page of Tween Brands’ corporate Web site, http://www.tweenbrands.com.
About Tween Brands, Inc.
Headquartered in New Albany, Ohio, Tween Brands (NYSE:TWB) is the largest premier tween specialty retailer in the world. Through powerhouse brands Justice and Limited Too, Tween Brands provides the hottest fashion merchandise and accessories for tween (age 7-14) girls.
Known as the destination for fashion-aware tweens, Justice proudly features outgoing sales associates who assist girls in expressing their individuality and self-confidence through fashion. Visually-driven catazines and direct mail pieces reach millions of tween girls annually, further positioning Tween Brands as a preeminent retailer in the tween marketplace.

Over 900 Justice stores are located throughout the United States and internationally. Additionally, Tween Brands offers its fashions to tween girls and their parents through its e-commerce site, www.shopjustice.com <http://www.shopjustice.com/>.
In August 2008 Tween Brands announced plans to transition to a single brand taking the best of Limited Too and the best of Justice to create a fresh, new Justice. Select Justice stores now carry a Limited Too clothing line and these apparel items can also be found online at <http://www.shopjustice.com/>.
With a focus on providing tween girls the absolute best experience possible, Tween Brands looks toward the future with a single store brand, a single focus, and a mission: to celebrate tween girls through an extraordinary experience of fashion and fun in an everything for her destination.
For more information visit www.tweenbrands.com <http://www.tweenbrands.com/> and <http://www.shopjustice.com/> .
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “target,” “predict,” “believe,” “intend,” “plan,” “expect,” “hope,” “risk,” “could,” “pro forma,” “potential,” “prospect,” “forecast,” “outlook” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed. The following factors, among others, could affect our future financial performance and cause actual future results to differ materially from those expressed or implied in any forward-looking statements included in this press release:
• Effectiveness of converting Limited Too stores to Justice stores;
• Ability to convert Limited Too customers to the Justice brand;
• Risk that the benefits expected from the brand conversion program will not be achieved or may take longer to achieve than expected;
• Ability to grow or maintain comparable store sales;
• Decline in the demand for our merchandise;
• Ability to develop new merchandise;
• The impact of competition and pricing;
• Level of mall and power center traffic;
• Effectiveness of expansion into new or existing markets;
• Effectiveness of store remodels;

• Availability of suitable store locations at appropriate terms;
• Effectiveness of our brand awareness and marketing programs;
• Ability to enforce our licenses and trademarks;
• Ability to hire, retain, and train associates;
• Ability to successfully launch a new brand;
• A significant change in the regulatory environment applicable to our business;
• Risks associated with our sourcing and logistics functions;
• Changes in existing or potential trade restrictions, duties, tariffs or quotas;
• Currency and exchange risks;
• Changes in consumer spending patterns, consumer preferences and overall economic conditions;
• Ability to comply with restrictions and covenants in our credit facility;
• The potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of our vendors in Asia and elsewhere;
• Impact of modifying and implementing new information technology systems, particularly on the security of our computer network;
• Outcome of various legal proceedings;
• Impact of product recalls;
• Acts of terrorism in the U.S. or worldwide; and
• Other risks as described in other reports and filings we make with the Securities and Exchange Commission.
Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. The inclusion of forward-looking statements should not be regarded as a representation by us, or any other person, that our objectives will be achieved. The forward-looking statements made herein are based on information presently available to us as the management of Tween Brands, Inc. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
Company home page: www.tweenbrands.com

Tween Brands, Inc.
Consolidated Statements of Operations
For the Thirteen Weeks Ended May 2, 2009 and May 3, 2008
(unaudited, in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 2,	% of	May 3,	% of
	2009	Sales	2008	Sales

Net sales	$205,225	100.0%	$251,738	100.0%
Cost of goods sold, including buying and occupancy costs	140,234	68.3%	165,397	65.7%

Gross income	64,991	31.7%	86,341	34.3%
Store operating, general and administrative expenses	62,949	30.7%	77,893	30.9%

Operating income	2,042	1.0%	8,448	3.4%
Interest (income)	(114)	(0.1%)	(560)	(0.2%)
Interest expense	3,988	2.0%	2,341	1.0%

(Loss)/Earnings before income taxes	(1,832)	(0.9%)	6,667	2.6%
(Benefit from)/Provision for income taxes	(397)	(0.2%)	2,387	0.9%

Net (Loss)/Income	$(1,435)	(0.7%)	$4,280	1.7%

(Loss)/Earnings per share:

Basic	$(0.06)		$0.17

Diluted	$(0.06)		$0.17

Weighted average common shares:

Basic	24,810		24,735

Diluted	24,810		25,061

Tween Brands, Inc.
Consolidated Balance Sheets
As of May 2, 2009 and January 31, 2009
(unaudited, in thousands, except share amounts)

	May 2,	January 31,
	2009	2009
ASSETS
Current Assets:
Cash and equivalents	$84,279	$72,154
Investments	—	8,000
Restricted assets	2,267	2,592
Accounts receivable, net	27,953	35,607
Inventories, net	76,741	88,523
Store supplies	17,703	18,053
Prepaid expenses and other current assets	16,468	17,734

Total current assets	225,411	242,663

Property and equipment, net	295,270	301,085
Deferred income taxes	37	22
Other assets	3,825	1,688

Total assets	$524,543	$545,458

LIABILITIES
Current Liabilities:
Accounts payable	$18,999	$29,782
Accrued expenses	40,576	44,418
Deferred revenue	14,724	15,808
Current portion long-term debt	14,250	8,750
Income taxes payable	2,343	2,748

Total current liabilities	90,892	101,506

Long-term debt	150,500	157,500
Deferred tenant allowances from landlords	66,158	68,439
Supplemental retirement and deferred compensation liability	978	1,213
Accrued straight-line rent and other	41,441	41,027

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value, 50 million shares authorized
Common stock, $.01 par value, 100 million shares authorized, 37.1 million shares issued and 24.8 million shares outstanding at May 2, 2009 and January 31, 2009	371	371
Treasury stock, at cost, 12.3 million shares at May 2, 2009 and January 31, 2009	(362,459)	(362,459)
Paid in capital	192,616	192,367
Retained earnings	349,528	350,963
Accumulated other comprehensive income	(5,482)	(5,469)

Total shareholders’ equity	174,574	175,773

Total liabilities and shareholders’ equity	$524,543	$545,458

Tween Brands, Inc.
Other Financial and Store Operating Information
(unaudited, dollars in thousands)

	Thirteen Weeks Ended
	May 2,	May 3,	%
	2009	2008	Change

Gross income	$64,991	$86,341	-25%
Gross income as percentage of net sales	31.7%	34.3%
Depreciation expense	$10,888	$10,375	5%
Amortization of tenant allowances	$(3,016)	$(2,863)	5%
Capital expenditures	$4,252	$21,527	-80%

Number of stores:
Beginning of period	914	842
Opened	—	28
Closed	(4)	(3)

End of period	910	867

Total gross square feet at period end (thousands)	3,810	3,621

Comparable store sales % change	-23%	-1%